Exhibit 99.1

Hancock Jaffe Announces Corporate Rebranding to Reflect Prioritization of its Development Pipeline on Venous Disease Programs

– Hancock Jaffe changing name to enVVeno Medical Corporation and ticker symbol to NASDAQ: NVNO, effective October 1, 2021 –

– Development strategy to focus on venous disease and advancement of the VenoValve® –

– Initiated development of second product for the treatment of venous disease; expected to be unveiled in mid-2022 –

– Management to host a conference call with live video webcast at 4:30 p.m. ET today, September 21st –

IRVINE, Calif. – September 21, 2021 – Hancock Jaffe Laboratories, Inc. (Nasdaq: HJLI) (“Hancock Jaffe” or the “Company”), a medical device company focused on improving the standard of care in the treatment of venous disease, announced today a corporate update which includes a planned corporate rebranding and strategic prioritization of the Company’s development pipeline.

“The corporate rebranding to enVVeno Medical Corporation and narrowing of our strategic focus reflects our decision to go all in on the VenoValve and the treatment of venous disease. We believe that the market for the treatment of venous diseases has enormous potential to drive significant shareholder value over the next several years,” said Robert Berman, Hancock Jaffe’s CEO. “We are excited about the progress we’ve made and the potential for the VenoValve, and the SAVVE study is ready to begin enrolling patients. As a result, we believe this program is on a clear path forward and could change the treatment paradigm for deep venous CVI.”

Effective October 1, 2021, the Company will be renamed enVVeno Medical Corporation. The Company’s common stock and warrants will continue trading on the Nasdaq exchange under the new ticker symbols “NVNO” and “NVNOW”, respectively. For current shareholders of Hancock Jaffe with shares in electric form, the name change will require no action. Shareholders with Hancock Jaffe stock certificates should contact the Company’s transfer agent to obtain new certificates.

The Company is ready to begin enrollment for the U.S. pivotal trial for the VenoValve, a potential treatment for deep venous Chronic Venous Insufficiency (CVI). CVI occurs when valves inside of the veins of the leg fail, resulting in insufficient blood being returned to the heart. The SAVVE (Surgical Anti-reflux Venous Valve Endoprosthesis) U.S. pivotal trial will consist of 75 patients at up to 20 centers throughout the U.S. The primary endpoints for the U.S. pivotal trial will be the same as for the Company’s successful first-in-human trial and include: the occurrence of Material Adverse Events (MAEs) in less than 26 percent of patients at 30 days post-VenoValve implantation, for the primary safety endpoint; and improvement of reflux equal to at least 30 percent at six months following VenoValve surgery, as the primary effectiveness endpoint. MAEs are defined as the composite of all-cause mortality, deep wound infection, major bleeding, ipsilateral deep vein thrombosis (DVT), or pulmonary embolism. Improvement of VCSS and VAS scores are also included in the SAVVE study as secondary endpoints. Interested patients can learn more about the SAVVE trial by visiting www.venovalve.com.

In light of the early clinical success the VenoValve, and the potential size of the venous disease market, the Company has begun development of a second device for the treatment of venous disease which the Company is calling enVVe. The Company expects to unveil enVVe in mid-2022. At this time, Hancock Jaffe has elected to not pursue further development of the CoreoGraft device as a treatment for patients undergoing cardiac bypass surgery, as it falls outside of the Company’s new strategic focus.

CVI afflicts approximately 2.4 million people in the U.S. and occurs when valves inside of the veins of the leg fail, causing blood to flow in the wrong direction (reflux) and creating increased pressure inside of the veins of the leg (venous hypertension). CVI is a debilitating condition that can make everyday tasks such as bathing, sleeping, and walking extremely difficult for patients. There are currently no effective treatments for deep venous CVI.

Conference Call Details

As previously announced, the Hancock Jaffe management will host a corporate update conference call with live video webcast today, Tuesday, September 21, 2021 at 4:30 p.m. ET. The call will be led by Robert Berman, Chief Executive Officer of Hancock Jaffe, who will be joined by Dr. Marc Glickman, Chief Medical Officer of Hancock Jaffe. Interested participants and investors may access the conference call by dialing (877) 407-9708 (domestic) or (201) 689-8259 (international). The live webcast will be accessible on the IR Calendar page of the Investors section of the Hancock Jaffe website, www.hancockjaffe.com, and will be archived for 90 days.

About Hancock Jaffe Laboratories, Inc.

Hancock Jaffe Laboratories (Nasdaq: HJLI) is a medical device company focused on the development of innovative bioprosthetic (tissue-based) solutions to improve the standard of care in the treatment of venous disease. The Company’s lead product, the VenoValve®, is a first-in-class implant being developed for the treatment of deep venous Chronic Venous Insufficiency (CVI). In healthy patients, valves inside the veins of the leg assist in propelling blood up the leg, and back to the heart and lungs. Affecting approximately 2.4 million people in the United States, CVI occurs when valves inside of the veins of the leg become damaged, resulting in the backwards flow of blood (reflux), blood pooling in the lower leg, increased pressure in the veins of the leg (venous hypertension) and in severe cases, venous ulcers that are difficult to heal and become chronic. Implanted into the femoral vein, the VenoValve is designed to act as a one-way valve, to help restore proper blood flow in the leg. The VenoValve is currently being evaluated in the SAVVE pivotal study with data expected in late 2022.

Cautionary Note on Forward-Looking Statements

This press release and any statements of stockholders, directors, employees, representatives and partners of Hancock Jaffe Laboratories, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, with respect to our name change, our progress with the VenoValve and the expected timeline related to the SAAVE U.S. pivotal trial, including the timing of beginning patient enrollment, the VenoValve’s ability to fill the unmet medical needs of CVI sufferers and our development of a second device for the treatment of venous disease) may differ significantly from those set forth or implied in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

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INVESTOR CONTACT:

Jenene Thomas, JTC Team, LLC

HJLI@jtcir.com

(833) 475-8247

MEDIA CONTACT:

Michelle McAdam, Chronic Communications, Inc.

michelle@chronic-comm.com

(310) 902-1274